                                                                  Exhibit (g)(5)


WAYNE W. SMITH (CA Bar 054593)
JOSEPH P. BUSCH, III (CA Bar 070340)
THOMAS S. JONES (CA Bar 165796)
ELIZABETH A. WARKE (CA Bar 185320)
GIBSON, DUNN & CRUTCHER LLP
4 Park Plaza, Suite 1400
Irvine, California 92614-8557
(714) 451-3800 (Telephone)
(714) 451-4220 (Facsimile)

DAVID A. BATTAGLIA (CA Bar No. 130474)
MICHELLE H. TREMAIN (CA Bar No. 187342)
GIBSON, DUNN & CRUTCHER LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
(213) 229-7000 (Telephone)
(213) 229-7520 (Facsimile)

C. STANLEY HUNTERTON (NV Bar No. 1891)
TERRY JOHN CARE (NV Bar No. 4560)
HUNTERTON & ASSOCIATES
Bank of America Plaza
300 South Fourth Street, Suite 1110
Las Vegas, NV 89101
(702) 388-0098 (Telephone)
(702) 388-0361 (Facsimile)

Attorneys for Defendant
COMPUTER SCIENCES CORPORATION


                             UNITED STATES DISTRICT COURT

                                  DISTRICT OF NEVADA

COMPUTER ASSOCIATES                             CASE NO. CV-S-98-00278-LDG (RLH)
INTERNATIONAL, INC.,
                               RESPONSE OF DEFENDANT COMPUTER
               Plaintiff,      SCIENCES CORPORATION TO PLAINTIFF
                               COMPUTER ASSOCIATES
     v.                        INTERNATIONAL, INC.'S EX PARTE

                               MOTION FOR EXPEDITED HEARING ON
                               COMPUTER SCIENCES CORPORATION,
                               CLAIMS FOR DECLARATORY RELIEF.

               Defendant.      NO HEARING DATE SET
                               [APPLICATION FOR ADMISSION PRO
                               HAC VICE ON FILE]

     Pursuant to this Court's February 18, 1998 Order, Defendant Computer Sciences Corporation, a Nevada Corporation ("CSC"), hereby files its response to Plaintiff Computer Associates International, Inc.'s ("CAI") Ex Parte Motion for Expedited Hearing On Claims For Declaratory Relief.

                                  TABLE OF CONTENTS


                                                                            Page
                                                                            ----

I.     INTRODUCTION.........................................................  1
II.    CAI'S ACTIONS POSE A THREAT TO CSC'S BUSINESS, RENDERING
       EXPEDITED CONSIDERATION APPROPRIATE..................................  1

III.   EXPEDITIOUS TREATMENT IS APPROPRIATE FOR CSC'S CLAIMS
       THAT ARE NOT MOOT....................................................  5

       A.  Prompt Consideration Of CAI's Section 14 Declaratory Relief
           Action Is Appropriate............................................  5

       B.  CSC's Proposed Schedule For Expedited Consideration..............  7


           1.  The Current State Of The Pleadings...........................  7

           2.  Discovery On The SEC Filings Claims..........................  7

           3.  A Proposed Briefing Schedule for CAI's Motion On The SEC
               Filings Claim................................................  8

IV.    THE FEBRUARY 18,1998, CSC BOARD MEETING RENDERED MOOT ALL CLAIMS
       IN THE COMPLAINT OTHER THAN THE SEC FILING CLAIMS....................  9

       A.  CSC's Board Acted Properly In Amending Its Bylaws................  9

       B.  CSC Has Amended Its Bylaws Relating To Action By Written
           Consent.......................................................... 11

       C.  CSC Has Amended Its Bylaws Relating To Removal Of Directors...... 12

       D.  CSC's Bylaws Concerning The Selection Of Replacement Directors... 13

       E.  Calling Of Special Meeting Under N.R.S. Section 78.3789.......... 13

       F.  Annual Meeting Date.............................................. 14

V.     CAI'S POSITIONS REGARDING CORPORATE GOVERNANCE HAVE NO MERIT EVEN
       UNDER THE PRIOR BYLAWS............................................... 14

       A.  Nevada Law And CSC's Bylaws Should Be Interpreted Consistent
           With The Nevada Legislature's Desire To Prohibit Hurried
           Strong-Arm Transactions That Only Benefit The Corporate Raider... 15

       B.  Nevada's Director Removal Statute Applies to CAI's Attempt to
           Unseat CSC Directors............................................. 16

       C.  Vacancies On The Board Of Directors May Not Be Filled By The
           Written Consent Of The Stockholders.............................. 17

       D.  CSC Has The Authority To Select The Record Date For CAI's
            Solicitations................................................... 18

                                                                            Page
                                                                            ----

       E.  CSC's Prior Bylaws Required Written Consent Of Three Fourths
           Of Issued And Outstanding Shares To Amend The Bylaws............. 18

       F.  The CSC Board Has The Right To Determine The Date Of The
           Annual Meeting 19 VI. CONCLUSION................................. 21

VI.    CONCLUSION........................................................... 21

                                 TABLE OF AUTHORITIES
                                 --------------------

                                                                         Page(s)
                    CASES                                                -------

Abella v. Universal Leaf Tobacco Co.,
  546 F. Supp. 795 (E.D. Va. 1982).......................................   6

Gilbert v. El Paso. Co.,
  575 A.2d 1131 (Del. 1990)..............................................  11

Hilton Hotels Corp. v. ITT Corp.,
  962 F. Supp. 1309 (D. Nev. 1997), aff'd, 116 F.3d 1485 (9th Cir.
  1997).................................................................. 10,20

Hilton Hotels Corp. v. ITT Corp.,
  978 F. Supp. 1342 (D. Nev. 1997).......................................   9

Paramount Communications, Inc. v. Time Inc.,
  571 A.2d 1140 (Del. 1989)..............................................  10

Piper v. Chris-Craft Indus. Inc.,
  430 U.S.  1 (I 977))...................................................   6

Polaroid Corp. v. Disney,
  862 F.2d 987 (3d Cir. 1988);...........................................   6

Presbytery of New Jersey of Orthodox Presbyterian Church v. Florio,
  40 F. 3d 1454 (3d Cir. 1994)...........................................   8

Ronson Corp. v. Liquifin Aktiengesellschaft, Liquigas, S.p.A.
  497 F.2d 394 (3d Cir. 1974), cert. denied, 419 U.S. 870(1974)..........   6

Skydell v. AresSerono S.A.,
  892 F. Supp. 498 (S.D.N.Y. 1995).......................................   6

Smith v. Van Gorkom,
  488 A.2d 858 (Del. 1985)...............................................   9

Unitrin, Inc. v. American General Corp.,
  651 A.2d 1361 (Del. 1995).............................................. 10,11

                                       STATUTES

15 U.S.C. Section 78n (West 1997)........................................   5

Nev. Rev. Stat. Section 78.120...........................................  18

Nev. Rev. Stat.Section 78.138............................................   9

Nev. Rev. Stat. Section 78.330(l)........................................ 19,20

Nev. Rev. Stat. Section 78.335(l)........................................  16

Nev. Rev. Stat. Section 78.335(l)(a).....................................  16

                                                                         Page(s)
                                                                         -------

Nev. Rev. Stat. Sections 78.411-78.444...................................  15

                                    MISCELLANEOUS

Information Week U.K. 2..................................................   4

Investor's Business Daily, 5.............................................   4

Keith P. Bishop, Nevada Corporation Law & Practice 119 (1994 Supp.)......  17

Legislative History of 91-4 A.B. 655 of the 66th Session of the Nevada
  Legislature p. 75 (attaching Minutes of the Nevada State Legislature,
  Joint Senate and Assembly Committees on Judiciary p. 2 (testimony of
  Attorney General Frankie Sue Del Papa))................................ 14,15

Los Angles Times, 9......................................................   4

New York Times, 2........................................................   4

The Washington Post, 5...................................................   4

William Strunk Jr. & E.B. White, The Elements of Style 2 (3rd. ed.
  1979).................................................................. 19,20

                                          I.
                                    INTRODUCTION.

       Evidencing a quickly emerging pattern of premature confrontation, CAI has come to this Court claiming that it needs expedited treatment of its claims as stated in its Complaint For injunctive Relief ("Complaint") -- treatment to which CAI asserts CSC would not agree. 1 CAI is wrong regarding CSC's position. CSC agrees that expeditious treatment of this matter is both appropriate and necessary. Events subsequent to the filing of the Complaint, however, have changed the landscape and narrowed the issues before this Court. Nevertheless, CSC welcomes an expedited and complete airing of the remaining allegations of the Complaint and proposes a schedule herein that will achieve just that.


       In Section II of this Response, CSC explains the circumstances which make expedited treatment for the remaining allegations in the Complaint appropriate. Section III of this Response describes CSC's proposal for expedited treatment. Section IV explains how many of the allegations of the Complaint are now moot due to subsequent events. Finally, Section V briefly discusses the allegations of the Complaint as filed and the lack of merit to them.

                                         II.
               CAI'S ACTIONS POSE A THREAT TO CSC'S BUSINESS, RENDERING
                         EXPEDITED CONSIDERATION APPROPRIATE.

       CSC is a service-based company. Its 44,000 employees and 600 offices world-wide offer a wide range of professional services including management consulting, information systems


----------
1 This Court's Local Rule 7-5 requires any party seeking ex parte relief to attempt to seek a stipulation from opposing parties with respect to the matter sought. See United States District Court for the District of Nevada Local Rule 7-5. This was not necessary, according to CAI, because "Computer Associates has no reason to believe that Computer Sciences Corporation would agree to an early hearing on claims which, if resolved in Computer Associates favor, would facilitate the acquisition Computer Sciences has rejected." Ex Parte Motion l.n.l. Even this statement misrepresents the status of affairs as it existed at the time of the filing of the Ex Parte Motion. CSC had not considered CAI's take over offer and, thus, had not "rejected" it at the time of the filing. Subsequent to the filing, CSC's Board of Directors did meet and consider the offer. As a result of that meeting, on February 19, 1998, CSC's Chief Executive Officer Van B. Honeycutt sent a letter to Charles Wang rejecting CAI's acquisition offer.

consulting, development, and integration, outsourcing, and operations support. Given the core nature of CSC's services to its clients, CSC has made client security and satisfaction its paramount concern. CAI has carried on a confrontational campaign designed to force CSC's Board into a rash and ill-advised decision regarding the sale of CSC and to lure investors on Wall Street into believing that CSC was "in play."

       This campaign began when CAI Chairman Charles Wang and CAI President and Chief Operating Officer Sanjay Kumar making an unsolicited contact with CSC Chief Executive Officer Van B. Honeycutt on December 18, 1997. At the meeting, Wang began by stating, "Wouldn't it be great to be partners." Honeycutt, who had no idea what he was talking about, indicated that his company already had a license relationship whereby CSC had the ability to use CAI's software with many of its clients. Wang then explained that he envisioned a different partnership through a combination in which CAI purchased CSC. He stated that such a transaction would be a good strategy for CAI. Honeycutt responded that he could see no advantage for CSC in such a relationship, an issue which Wang had neglected to address. Honeycutt stressed that CSC was not up for sale, and that he could not support any transaction based on the assertions Wang made. At no time before that meeting, at the meeting, or since has Mr. Honeycutt indicated that he considered CSC "for sale" or "in play." Nonetheless, Wang proceeded to make an offer to buy CSC at an unfair and disadvantageous price, in a transaction which would be detrimental to the interests of CSC and its customers, employees, and stockholders. Wang punctuated his offer with the suggestion that, absent a merger, CAI would directly compete with CSC by buying several small companies in CSC's business.

       Subsequently, Mr. Kumar made a number of other unsolicited phone calls to Mr. Honeycutt, urging that the parties convene a meeting of financial advisors. Each time Mr. Honeycutt refused. A second brief meeting was held on February 5, which Honeycutt attended based on the promise that Defendants were going to reveal their business plan for a combined entity, and therefore explain how the transaction benefited CSC. Defendants did not keep this promise. At that meeting, however, neither Mr. Wang nor Mr. Kumar said anything about a business plan. Instead, Defendants threatened to directly and wrongfully harm CSC if it refused to
                                          2
agree to a transaction on CAI's terms. Mr. Honeycutt set forth a series of reasons why the transaction was unattractive to CSC, many of which were later contained in his February 18th letter rejecting the offer. Mr. Wang continued to make statements that CAI would soon compete with CSC or that he would take his offer to the CSC shareholders with or without the CSC Board's endorsement and reiterated that CSC would be severely damaged if CSC did not accede to CAI's demands.

       Subsequent to the meeting, inexplicably, Mr. Kumar sent a letter announcing that a deal had been reached with respect to everything but price. Mr. Honeycutt was flabbergasted. He spoke with Mr. Kumar and asked him why he sent the letter. Mr. Honeycutt stressed again in no uncertain terms that no deal had been reached, that there were no agreements between the parties on anything, and that the letter did not attempt to summarize any meeting which Mr. Honeycutt attended. Mr. Honeycutt stated that he would respond to Mr. Kumar's letter with a letter.

       Shortly thereafter, on February 10, 1998, CSC received a widely publicized "bear hug" letter, restating many of the misrepresentations in Mr. Kumar's February 6, 1998 letter. In this letter (attached to the Declaration of Terry Care ("Care Dec.") at Ex. A), Mr. Wang offered a transaction at $108 a share. Mr. Honeycutt immediately notified the CSC Board of Directors and the Board scheduled a meeting for Wednesday, February 18, 1998 to consider the proposal. CAI was notified of this schedule. Before CSC could consider or respond to Mr. Wang's proposal and without any other contact between Mr. Honeycutt and CAI, CAI commenced a hostile tender offer, filed preliminary proxy materials and commenced this action seeking expedited adjudication of various issues of corporate and securities law.

       Throughout this hurried course of events, CAI has engaged in conduct that nowhere resembles the "reasonable" and "friendly" characterization in the Complaint. This campaign has included making offers to CSC management and not waiting for responses, assuming reactions from CSC before it has even had time to consider the proposals made, making material misrepresentations and omissions in filings with the United States Securities and Exchange Commission, making false statements in the press regarding contacts between CAI and CSC, contacting CSC employees and "welcoming" them to CAI as if the deal had been consummated, communicating directly with CSC's customers regarding the future result of the transaction, and engaging in other potentially unlawful and unseemly activities. Most importantly, for purposes of expedition, this conduct has resulted in uncertainty in CSC's customer and employee base regarding CSC's future and the continued performance by CSC of its services.

       CA, a software supplier, has achieved a well-deserved reputation in industry as being tough on employees and customers alike.(2) This type of customer relationship is unacceptable in the highly service-based segment in which CSC operates. Thus, CSC's customer base has expressed significant concern over the take-over prospects with some customers going so far as to declare themselves to the press as being "CA free." With uncertainty growing with each day as to CSC's future and the misrepresentations and material omissions piling up in the media, CSC too wants to clear the air in order to assure its valued customers and employees that CSC is committed to continuing the tradition of unparalleled service in the systems administration market.

       In order to quell fears among its customers and employees and in accord with established corporate principles, at its February 18, 1998 board meeting, the CSC Board took certain measures to protect CSC, its shareholders, its customers and its employees and permit the time necessary to maximize value for the shareholders of CSC.(3) The Nevada Revised Statutes expressly provide, "The selection of a period for the achievement of corporate goals is the responsibility of the

----------
2 CAI's negative reputation for customer service is well known and well publicized in the national press. "I've never seen one vendor with so many dissatisfied customers as CA seems to have" (Investor's Business Daily, 5/26/95); "I think CA's lack of finesse has cost them in the customer relations arena" (Los Angeles Times, 9/13/93); "By the early 1990's, Computer Associates had become known for its ravenous appetite ..., for jacking up maintenance costs ... and for pushing its many licensing contracts at the expense of good customer relations. It was not uncommon for the company to sue a client over relatively minor infractions" (New York Times, 2/4/97); "Some customers ... maintain a strict 'no CA' policy.... Many also claim that after CA acquires a company and lays off scores of people, customer service falls off" (Fortune, 7/21/97); "In a ... survey of 50 major CA customers ... 75 percent rated its service as below average" (The Washington Post, 5/10/92). "Computer Associates should be feeling uncomfortable because it has been treating a lot of customers like dirt - particularly those it has gained through acquisition. (InformationWeek U.K. 2/20/98). CAI's terrible reputation is in sharp contrast to that of CSC: "In contrast, CSC is a customer advocate. As a services company, it has to treat customers with kid gloves to get repeat business" (Bloomberg, 2/12/98).

3 The CSC Board also met briefly on February 16, 1998 to opt out of the Nevada Control Shares provision.

directors." Nev. Rev. Statutes Section 78.120(3). The CSC Board also considered CAI's offer and rejected it as an "ill-considered and unwelcome attempt to force an acquisition threatening damages to the value" of CSC. Id. Exh B (attaching letter from CSC CEO Van B. Honeycutt to Charles Wang, CAI CEO, rejecting offer). As Mr. Honeycutt explained, the CAI offer did not represent fair value for CSC in light of CSC's potential for growth in revenues and earnings per share and the combination simply "does not make sense" considering, among other reasons, the demand of the customer base to retain platform neutrality -- a facet that would be lacking once a software vendor teamed with a systems administrator. Id. As shown below, the bylaws adopted and other acts taken retain the shareholders enfranchisement but give a breathing space to allow CSC's Board the opportunity to review its options and conduct CSC's operations in a manner that maximizes shareholder value and serves all other interests cognizable under Nevada law.

       One effect of these changes is to moot much of the Complaint. See infra
Section IV. Thus, as shown below, the only issue remaining in the Complaint to be considered on an "expedited" basis is that relating to the prayer that CAI's SEC filings be deemed in conformance with law. CSC agrees that this is an important issue -- one that must be resolved in a timely and complete fashion.

                                         IV.
                 EXPEDITIOUS TREATMENT IS APPROPRIATE FOR CS'S CLAIMS
                                  THAT ARE NOT MOOT

       A. PROMPT CONSIDERATION OF CAI'S SECTION 14 DECLARATORY RELIEF ACTION IS APPROPRIATE.

       In light of CAI's mootness problem discussed in Section IV, infra, all that remains is its request that this Court declare that CAI's "Schedule 14D-1 complies with applicable federal law and is not subject to attack by the CSC Board under section 14(e) of the Exchange Act. "Complaint

       1 43. Nothing that the CSC Board at its February 18, 1998 meeting affected this request and CSC concurs that in order to resolve this action, prompt attention should be given to this claim.

       CAI has asked this Court to deem its disclosure full and truthful in all material respects and has sued CSC to require it to participate in the process. Evaluation of CAI's 14D-1 filing requires that CSC be given the opportunity to conduct discovery. Section 14 prohibits "any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer or request or invitation for tenders, or any solicitation of security holders in opposition to or in favor of any such offer, request, or invitation." 15 U.S.C. Section 78n (West 1997). Courts routinely recognize that a Section 14 analysis of a proxy statement or tender offer requires a searching review of the documents, the statement and assertions made therein, its factual underpinnings, the assumptions made in the SEC filings and the conclusions drawn. See, e.g., Ronson Corp. v. Liquifin Aktiengesellschaft, Liquigas, S.p.A, 497 F.2d 394 (3d Cir. 1974), cert. denied, 419 U.S. 870 (1974).
This requirement is not surprising given that the purpose of Section 14 is to compel disclosure of information pertaining to tender offers and proxy solicitations to public shareholders of target companies allowing them to make an informed decision. See, e.g., Piper v. Chris-Craft Indus. Inc., 430 U.S. 1
(1977) ("The purpose of the Williams Act is to insure that public shareholders who are confronted by a cash tender offer for their stock will not be required to respond without adequate information . . . " (quoting Rondeau v. Mosinee Paper Corp., 422 U.S. 49, 58 (1975)); Skydell v. AresSerono S.A., 892 F. Supp. 498 (S.D.N.Y. 1995); see also Polaroid Corp. v. Disney, 862 F.2d 987 (3d Cir.
1988) ("The theory of the [Williams] Act is that shareholders are unable to protect their interests fully in making ... decisions if the tender offerer fails to provide all material information regarding the offer."); Abella v. Universal Leaf Tobacco Co., 546 F. Supp. 795 (E.D. Va. 1982) (purpose of
Section 14 is to ensure full disclosure).

       CAI has asked this Court to deem its disclosures full and truthful in material respects. In an effort to assist this Court in making that determination, CSC proposes an expedited discovery schedule to assess just that issue. Only once this discovery has occurred can meaningful consideration begin as to whether CAI discharged its Section 14 responsibilities.

       B.  CSC's PROPOSED SCHEDULE FOR EXPEDITED CONSIDERATION.

       Expeditious handling of this case requires that a pleading schedule be established to correct the current state of the pleadings, that a discovery schedule be implemented, and that a briefing schedule on CAI's request for declaratory relief regarding its SEC filings be set.


       1.  THE CURRENT STATE OF THE PLEADINGS.

       Most of the claims asserted in the present complaint are moot based on the events of this past week. See infra. The only claim that has not been mooted is CAI's request that its submissions to the Securities and Exchange Commissions be declared lawful ("the SEC Filings Claim"). Accordingly, CAI should be required to file an amended complaint if it desires to assert any claims other than the SEC Filings Claim by not later than February 26, 1998.

       2.  DISCOVERY On THE SEC FILINGS CLAIMS.

       Today, CSC has served its first round of discovery on CAI and third parties relating to the SEC Filings Claim. A copy of that discovery is appended hereto for the Court's reference as Exhibit C to the Care Declaration. That discovery establishes the following broad schedule:

       o CAI will produce responsive documents by not later than March 6, 1998. Because the date is shorter than the 30 days contemplated by Rule 34 of the Federal Rules of Civil Procedure, CSC requests that the Court exercise discretion under Rule 34 and reduce the time required for CAI's response to permit the expedited handling of this matter. The production of documents prior to taking depositions will make the depositions more efficient, and will obviate the need to reconvene depositions after the documents have been produced.

       o Custodians of record for third parties will produce responsive documents on March 9 or during that week.

       o Depositions of four of CAI's officers and inside directors will take place during the weeks of March 16 and 23. Because Rule 30 of the Federal Rules of Civil Procedure imposes a 10 witness limit on the number of depositions that can be taken and CSC has noticed the depositions of 15 percipient witnesses and seven custodians of record, CSC requests leave of Court to take the indicated depositions.

       o Depositions of CAI's four outside directors will commence on March 27 and be completed during the week of March 30.

       o Nothing is scheduled during the period from April 2 through April 10 due to the Holy Week, Easter and Passover observances.

       o The depositions of two of CAI's advisors and of its five financiers will take place during the weeks of April 13 and April 20.


       Under this schedule, CSC contemplates that it will be finished with its discovery on the SEC Filings Claim by April 23. More time may be needed to conduct additional discovery dependent upon any amended claims asserted by CAI

       3.  A PROPOSED BRIEFING SCHEDULE FOR CAI's MOTION On THE SEC FILINGS
           CLAIM.


       CAI's motion is devoid of any evidentiary support for its demand that this Court find its SEC filings to be adequate. CSC assumes that CAI plans to file support for its request for a declaration on the SEC Filings Claim. CSC proposes that the following schedule be adopted:


       o CAI will file and serve by either personal service or by fax its papers in support of its motion on or before May 4, 1998.

       o CSC will file and serve by either personal service or by fax its opposition to the motion on or before May 25, 1998.

       o CAI will file and serve by either personal service or by fax its reply in support of the amended motion on or before June 8, 1998.

       o A hearing will be conducted on CAI's motion on or after June 15, 1998, dependent on this Court's schedule.

CSC will propose a briefing schedule on any motion for any other claim asserted by CAI in an amended complaint at such time as CSC has had an opportunity to review that amended complaint.(4)

----------
(4) CSC has filed concurrently herewith a Proposed Order setting forth these dates.

                                         IV.
              THE FEBRUARY 18,1998, CSC BOARD MEETING RENDERED MOOT ALL CLAIMS IN THE COMPLAINT OTHER THAN THE SEC FILING CLAIMS.

       Declaratory relief is inappropriate where subsequent events have materially changed the underlying basis. See, e.g., Presbytery of New Jersey of Orthodox Presbyterian Church v. Florio, 40 F.3d 1454, 1463 (3d Cir. 1994). This flows from the prohibition that federal courts should not render advisory opinions. Id. The Complaint seeks either declaratory or injunctive relief under a number of CSC bylaw provisions in effect at the time Mr. Wang first contacted Mr. Honeycutt. These provisions are no longer in force thus rendering the alleged factual predicate to much of the Complaint void.

A.  CSC'S BOARD ACTED PROPERLY IN AMENDING ITS BYLAWS.

       In Nevada, as elsewhere, it is a well-settled principle that the business and affairs of a corporation are managed by its board of directors. Each member of that board, in carrying out his or her managerial role, is "charged with an unyielding fiduciary duty to the corporation and its shareholders." Smith v. Van Gorkom, 488 A.2d 858, 872 (Del. 1985).(5) In acting in this fiduciary capacity, a director is legally obligated to proceed with a "critical eye" in assessing information presented to him or her, in order to exercise an "informed business judgment" relating to decisions affecting the future of a corporation or its shareholders. Id.

       In the specific context of a takeover proposal, paramount among a director's fiduciary duties is the careful and considered evaluation of the takeover proposal. Legislatures and courts have each created an affirmative duty on a director "to act in an informed and deliberate manner in determining whether to approve an agreement of merger before submitting the proposal to the stockholders." Id. at 873. Contrary to CAI's suggestion, the directors are not simply a conduit through which a shareholder meeting is called for each and every takeover proposal. Indeed, a


----------
(5) This Court has stated that "[w]here, as here, there is no Nevada statutory or case law on point for an issue of corporate law, this Court finds persuasive authority in Delaware case law. " Hilton
       Hotels Corp. v. ITT Corp., 978 F. Supp. 1342, 1346 (D. Nev. 1997) director violates this fiduciary duty by leaving to the shareholders alone the decision to approve or disapprove such a proposal. Id. Under Nevada law, the director's decision involves consideration of "[t]he interests of the corporation's employees, suppliers, creditors and customers," and "[t]he long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation." Nev. Rev. Stat. Section
78.138 (emphasis added).

       While clearly ignored by CAI, the CSC Board also has the ability to declare itself not for sale -- a refusal to entertain offers may comport with a valid exercise of business judgment. There is simply no duty imposed on a board of directors to negotiate with third parties, or sell a corporation whenever a premium price is offered, as long as the directors make a good faith, informed decision that it would be in the corporation's best interest to reject the offer. See Unitrin, Inc. v. American General Corp., 651 A.2d 1361 (Del. 1995) (noting recognition of the "prerogative of a board of directors to resist a third party's unsolicited acquisition proposal offer."); Paramount Communications, Inc. v. Time Inc., 571 A. 2d 1140, 1154 (Del. 1989) ("Directors are not obligated to abandon a deliberately conceived corporate plan for short-term shareholder profit unless there is clearly no basis to sustain the corporate strategy.").

       Meeting just eight days after receipt of the "bear hug" letter, and mere hours after CAI launched its full out assault on CSC and its shareholders, the CSC Board adopted measures designed to give it time to consider the offer, and make a proper, well-informed recommendation to its shareholders.(6) The CSC Board affected this result through revising some of its bylaws ("Revised Bylaws"). In doing so, the CSC Board embarked on a course that will maximize CSC shareholder value and, ultimately, permit the shareholders to reasonably consider all options before deciding on a resolution. In the takeover context, the question of who decides when and how an offer is taken to the shareholders is often crucial and disputed. The raider, fearful of other bidders or the ability of the target to gather itself and demonstrate its true and superior value as a stand-

----------
(6) None of these measures "entrenched" the CSC Board as each board member will stand for election at the next CSC shareholder meeting.

alone entity, wishes to force the issue quickly on the target's shareholders, often proclaiming "sell now or lose your chance." The false sense of urgency is designed to force the shareholders into an ill-informed decision. As most raiders do, CAI advances the proposition that it may decide when and how the CSC shareholders will consider its offer and argues for a quick resolution with a low threshold necessary to remove impediments. Nevada law, as previously interpreted by this Court, however, clearly vests the decision as to timing and the manner of consideration in the CSC Board. See Hilton, 962 F. Supp. at 1311. This flows from the duty of the CSC Board both to consider the offer in a meaningful fashion as well as the duty to maximize shareholder value. These tasks cannot be performed without a thorough evaluative process, as CAI well knows, and the law does not permit the raider to force a hurried schedule which fits the raider's agenda.

       The amendment of bylaws in this type of context has long been recognized as a proper exercise of fiduciary duty by a board of directors, as long as such measures are neither preclusive nor coercive. See Unitrin, 651 A.2d at 1388 n.38 ("[D]epending upon the circumstances, the board may respond to a reasonably perceived threat by adopting individually or sometimes in combination: advance notice by-laws, supermajority voting provisions, shareholder rights plans, repurchase programs, etc."). Indeed, given the duties of care and loyalty, which clearly prevent the CSC board "from being a passive instrumentality in the face of a perceived threat to corporate control," see Gilbert v. El Paso. Co., 575 A.2d 1131 (Del. 1990), CSC's revision of some of its bylaws, in order to make a proper well-informed consideration of CAI's offer was a prudent reaction to CAI's threats.

B.  CSC HAS AMENDED ITS BYLAWS RELATING TO ACTION BY WRITTEN CONSENT.


       CAI's complaint seeks this Court's declaration that, pursuant to CSC's Bylaws, holders of a majority of CSC's shares can amend CSC's Bylaws by their written consent. Complaint paragraph 34. The Bylaws upon which CAI rely, Article VIII, Section 1 and Article II, Section 10, were amended by the CSC Board.
Article VIII, Section 1 of the Bylaws now provides that:

       Bylaws may be adopted, amended or repealed by the affirmative vote of more than eighty percent (80%) of the outstanding voting shares of this corporation.

Revised Bylaws, Article VIII, Section 1 . The Revised Bylaw is clear that an eighty percent (80%) vote of stockholders is required to amend the Bylaws.
Article II, Section 10 of the Bylaws was amended to read as follows:

       Any action, except election of directors, which may be taken by a vote of the stockholders at a meeting, may be taken without a meeting and without notice if authorized by the written consent of stockholders holding at least ninety percent (90%) of the voting power.
       Revised Bylaws, Article II, Section 10.

       Thus holders of eighty percent (80%) of the outstanding stock may amend the Bylaws by a vote at a stockholders' meeting and holders of ninety percent (90%) of the stock may amend the Bylaws by written consent. Although section 78.320(2) of the Nevada Revised Statutes is clear that the Bylaws may entirely eliminate the ability of stockholders to act by written consent, the Bylaw amendment tightened, but did not eliminate the possibility of action by written consent of the stockholders. Section 78.320(l) is equally plain that the Bylaws may require a higher proportion than a simple majority for stockholder action by vote. CSC's amendment of Article VIII, Section 1 and Article II, Section 10 of its Bylaws are consistent with these powers. Accordingly, CAI's request on this subject is now moot.

C.  CSC HAS AMENDED ITS BYLAWS RELATING TO REMOVAL OF DIRECTORS.

       CAI asks this Court to declare "that two-thirds of the stockholders may remove a sufficient number of existing directors to enable the stockholders to designate a majority of the board." To the extent CA's argument is based on the language of the statute, it is simply wrong. Section 78.335(l) of the Nevada Revised Statutes could not be clearer. See infra Section V(B).

       In order to clarify application of the statue, the CSC Board amended
Article III, Section 2 of the Bylaws to eliminate the recitation of the statute's two-thirds requirement for removing directors, which is applicable only to corporations that do not provide for cumulative voting in the election of directors. The Revised Bylaw is consistent with the statutory requirement for the removal of directors in a company with cumulative voting.

       Accordingly, the Revised Bylaws now simply reinforce and restate the statutory requirement that a director elected through cumulative voting may only be removed by votes sufficient to have prevented his or her election in the first place -- here ninety percent of the outstanding shares (90%) plus one.

D.  CSC's BYLAWS CONCERNING THE SELECTION OF REPLACEMENT DIRECTORS.

       CAI seeks to be able to fill any CSC Board vacancies it creates (either through removal or expanding the CSC Board from nine to fifteen) with its nominees by written consent, without having to undergo the "inconvenience" of the democratic process. As noted previously, Section 78.320(2) of the Nevada Revised Statutes provides that the bylaws of a corporation may modify, or even eliminate the ability of stockholders to take action by written consent without a meeting. Also as noted above, the CSC Board amended Article II, Section 10 to provide that a ninety percent (90%) standard shall apply to action by written consent, instead of the seventy-five percent (75%) standard in the pre-amendment Bylaws. Both before and after such amendment, however, Article II,
Section 10 prohibited the election of directors by written consent. CAI argues that a lower standard is required to elect directors by written consent than applies to any other action of stockholders by written consent. This argument is discussed infra Section V(E). The Revised Bylaws clearly recognize that it is in the interest of CSC and its stockholders that the directors are to be selected in an open forum, and not by a corporate raider secretly collecting written consents of a bare majority of the stock. The language of the old and Revised Bylaw could not be clearer.

E.  CALLING OF SPECIAL MEETING UNDER N.R.S. SECTION 78.3789.

       CAI argues that under section 78.3789 of the Nevada Revised Statutes, it has the power to call a special meeting of the stockholders of CSC. CSC's Board, however, has amended the Bylaws to "opt out" of the provisions of the "Acquisition of Controlling Interest" provisions of the Nevada General Corporation Law (including section 78.3789) as is permitted under Nevada law. Accordingly, CAI is without power to seek a special meeting under a statutory provision that no longer applies to CSC.

F.  ANNUAL MEETING DATE.

       CAI also asks this Court to declare that "under its Bylaws, the CSC annual meeting must occur on August 10, 1998." CSC's last annual meeting was held in August 1997, just 7 months ago. While the bylaws in effect at the commencement of CAI's efforts committed the date of the annual meeting to the sound discretion of the CSC Board, the bylaws also included a "default" date in August of 1998, absent exercise of that discretion. The CSC Board amended
Article II, Section 2 of the Bylaws on February 18, 1998 to remove the default date and unambiguously state that "Annual meetings of the stockholders shall be held at such time and date as the Board of Directors shall determine." Revised Bylaw Art. II, Section 2. Accordingly, the Bylaws contain no language tying the date of the annual meeting to any particular date. The power to set the date of an annual meeting is committed to the sound discretion of the Board. Section 78.330(l) of the Nevada Revised Statutes explicitly states that "Unless otherwise provided in the bylaws, the Board of Directors have the authority to set the date, time and place for the annual meeting of stockholders.

                                          V.
                CAI'S POSITIONS REGARDING CORPORATE GOVERNANCE HAVE NO
                          MERIT EVEN UNDER THE PRIOR BYLAWS.

       CSC expects that CAI may challenge the February 18, 1998 action taken by the CSC Board (if it has not done so already) through the filing of an amended complaint seeking to overturn the measures adopted.(7) Even if CAI were able to reverse the Revised Bylaws (there is no basis for that result), CAI's tortured construction of CSC's former bylaws and Nevada corporate law cannot stand.


----------
(7) Procedures for dealing with such an amended complaint are considered infra, Section IV. While CSC would not object, in principle, to advancing discovery on any amended complaint, it is simply premature to consider whether a hypothetical future amended complaint is deserving of such treatment. If and when such an amended complaint is filed, CSC will consider stipulating to expedited treatment in accord with local rules or, if appropriate, oppose such a request if not warranted.

A. NEVADA LAW AND CSC'S BYLAWS SHOULD BE INTERPRETED CONSISTENT WITH THE NEVADA LEGISLATURE'S DESIRE TO PROHIBIT HURRIED STRONG-ARM TRANSACTIONS THAT ONLY BENEFIT THE CORPORATE RAIDER.

       A single purpose lies at the core of each CAI request: to force a quick and uninformed vote by the CSC shareholders on CAI's proposal. Before proceeding with an analysis of the mechanics by which CAI seeks to accomplish this goal, the aims of Nevada law should first be considered to inform any decision that the Court reaches regarding the effect of Nevada law or the bylaws that it governs.

       In late 1989, the Nevada Secretary of State decided to take a hard look at Nevada corporate law and to revise it "in order to remain in the forefront of corporation activity throughout the country." Legislative History of 91-4 A.B. 655 of the 66th Session of the Nevada Legislature p. 75 (attaching Minutes of the Nevada State Legislature, Joint Senate and Assembly Committees on Judiciary
p.2 (testimony of Attorney General Frankie Sue Del Papa)). To that end, Nevada employed the law firm of Vargas and Bartlett, under the guidance of corporate lawyer John Fowler, to study the then existing Nevada corporate law, evaluate it in many respects and then propose changes along with explanations of those changes. Id. As a result of this review, Vargas and Bartlett proposed adoption of the Nevada Business Combinations statute, Nev. Rev. Stat. Sections 78.411-78.444. The purpose of this statute was "to encourage those wishing to acquire corporations to negotiate with the board of directors of the corporation before attempting to do so" and to allow the directors "to consider the interests of employees, suppliers and their communities as well as the long-range prospects of the company when making corporate decisions." Testimony of John P. Fowler May 7, 1991, p.4-5. Thus, "[g]iven time permitted by the more measured approach required by the 'business combination' statute, the board of directors can then make calm and deliberate long-range decisions which Nevada corporations, and our economy as a whole, most emphatically need." Id. (emphasis added).(8) With these comments in mind, the Nevada legislature proceeded to adopt the Nevada Business Combinations statute.

       While a more exhaustive discussion of the reasons that underlie the Nevada Corporate law will await another day, it is worth noting that CAI's lawsuit seeks to accomplish exactly what the Nevada legislature sought to avoid: a quick and ill considered rush to the shareholders with a hostile tender offer.

B. NEVADA'S DIRECTOR REMOVAL STATUTE APPLIES TO CAI'S ATTEMPT TO UNSEAT CSC DIRECTORS.

       CAI states that it intends to remove the entire Board of Directors of CSC. CAI Brief at 12. Under Nevada General Corporation Law section 78.335(l), "[a]ny director may be removed from office by the vote of the stockholders representing two-thirds of the outstanding voting power." Nev. Rev. Stat.
Section 78.335(l). However, there is an exception to the foregoing rule that exists for corporations which have cumulative voting -- such as CSC.(9) In such cases, no director may be removed "except upon the vote of stockholders owning sufficient shares to have prevented his election to office in the first instance." 10 Nev. Rev. Stat. Section 78.335(l)(a). The effect of this provision is to require ninety percent (90%) of the shareholders votes plus one to remove a director.(11)

----------
(8) Indeed, the intent of Nevada law was put into focus by opponents of the statute ultimately adopted. In opposition to the Vargas and Bartlett authored revisions, Mark Goldstein wrote to the Nevada Legislature arguing that statutes that slow down the merger process "cause investors to shun stock. A stock purchaser may buy shares expecting to profit from the sale of the company. The company will not be sold and the stock purchaser will lose money. The purchaser will not buy shares in state with laws that discourage these types of profits. Legislative History of 91-4 A.B. 655 of the 66th Session of the Nevada Legislature p. 102. Notwithstanding Mr. Goldstein's admonition that the new law would "slow down" the merger process and deter buyers looking for a quick profit in Nevada companies, the Nevada legislature adopted the statute.

(9) CSC's Articles of Incorporation provide for cumulative voting. CSC Articles, Article Fourth, "Cumulative Voting."

(10) This provision is included almost verbatim in CSC's Bylaws. CSC Bylaws Art. III, Section 2.

(11) The process of cumulative voting allows a shareholder to "accumulate" the number of votes he or she would be permitted to cast in favor of or against all directors, and instead vote them for or against a single director or in any manner he or she wishes. For example, [Footnote continued on next page]

       CAI's proposal to remove directors from CSC's board must satisfy the cumulative-voting removal provision set forth in section 78.335(l)(a). The two-thirds voting standard for companies without cumulative voting set forth in section 78.335(l) does not apply. Undaunted by the plain language of the statute, CAI suggests that this provision should not be applied and asks this Court to judicially amend the director removal statute. This Court should decline CAI's invitation to substitute CAI's version of corporate wisdom for that of the Nevada Legislature.

C VACANCIES ON THE BOARD OF DIRECTORS MAY NOT BE FILLED BY THE WRITTEN CONSENT OF THE STOCKHOLDERS.

       CAI requests a declaration that a majority of CSC's stockholders may fill vacancies on the CSC Board and that they may do so pursuant to an action by written consent. While it is true that CSC's stockholders have the authority, which they share with the remaining Board members, to fill Board vacancies resulting from removals, CAI's argument that the stockholders may fill such vacancies by written consent is clearly contradicted by the plain language of CSC's Bylaws.

       CAI's argument that stockholders may fill Board vacancies by written consent is based on its interpretation of Article II, Section 10 of CSC's Bylaws. Prior to its amendment, Article II, Section 10 provided that "[a]ny action, EXCEPT ELECTION of DIRECTORS, which may be taken by a vote of the stockholders at a meeting, may be taken without a meeting and without notice if authorized by the written consent of stockholders holding at least three-fourths of the voting power" (emphasis added). CAI strains to interpret this provision to mean that CSC's stockholders may take any action by written consent if at least 75% of the voting shares are obtained, except that to elect directors the written consent of only 50% of the voting shares is required. This interpretation of Article II, Section 10 ignores the plain meaning of the provision, which clearly carves out the election of directors from stockholder actions that can be taken by written consent.


----------
[Footnote continued from previous page] under cumulative voting, a holder of one share of CSC stock in an election of nine directors could either (i) cast all nine votes for or against any one director; (ii) cast one vote for or against each of the nine directors; or (iii) split the nine votes among various directors in any way he or she chooses.

D.  CSC HAS THE AUTHORITY TO SELECT THE RECORD DATE FOR CAI'S SOLICITATIONS.

       Prior to 1991, section 78.350(3) of the Nevada Revised Statutes granted statutory authority to a board to set the record date for solicitation of written consents. CAI claims that the Nevada legislature's repeal of subsection 3 of Section 78.350 "specifically removed [CSC's] power to set record dates for solicitations of written consents and agent designations." CAI Brief at 25. The absence of a specific statutory grant of authority, however, does not limit CSC's power to set record dates for solicitations. A respected treatise on Nevada corporation law specifically refers to section 78.350(3) and concludes that "In the absence of these statutory rules, the bylaws should make provision for the fixing of record dates. There appears no reason why the bylaws could not include substantially similar rules to the former statutory provisions." Keith
P. Bishop, Nevada Corporation Law & Practice 119 (1994 Supp.). Thus, consistent with previous section 78.350(3), Article 5, Section 5(b)-(c) of CSC's bylaws validly empowers the board to set the record date for written consents and agent designations. See also Nev. Rev. Stat. Section 78.120 (stating that statutory provision act as limitation, not affirmative grants, on board of directors' power to administer the affairs of the corporation).

E. CSC'S PRIOR BYLAWS REQUIRED WRITTEN CONSENT OF THREE FOURTHS OF ISSUED AND OUTSTANDING SHARES TO AMEND THE BYLAWS.

       Prior to amendment on February 18, 1998, amendment of the CSC Bylaws by written consent required written consent from the holders of at least three-fourths of the issued and outstanding shares of common stock. Article II
Section 10 of the Old Bylaws provided that any action that stockholders could take at a meeting of the stockholders, except for the election of directors, "may be taken without a meeting and without notice if authorized by the written consent of stockholders holding at least three-fourths of the voting power."
CAI incorrectly interprets this section as merely providing a "general authorization" for shareholder action by written consent of three-fourths of the voting shares "if there is no more specific provision for shareholder action by written consent." CAI Brief at 15. In fact, this section provided no exceptions to the three-fourths requirement for any action by written consent (except for the election of directors, which can not be done by written consent at all); therefore, this section governed all actions to be done by written consent.

       Article VIII Section 1 of the CSC Bylaws previously provided that the bylaws may be amended by the stockholders "by the affirmative vote or written consent of a majority of the outstanding voting shares of this corporation, except as otherwise provided . . . elsewhere in these Bylaws." This section, when read alone, might appear to allow amendments to the bylaws by written consent of the holders of only a majority of the outstanding shares; however, this section specifically limited the general power to amend by stating that other sections of the bylaws might provide different requirements that must instead be followed. Thus, this section is subordinate to, and must be read in conjunction with, any section of the bylaws that imposed different and controlling requirements, and, in this instance, Article II Section 10 of the bylaws is a sdction that imposed different and controlling requirements by requiring, without exception, that actions by written consent must be authorized by holders of three-fourths of the outstanding shares.

F.  THE CSC BOARD HAS THE RIGHT TO DETERMINE THE DATE OF THE ANNUAL MEETING.

       Nevada corporate law grants a board of directors the "authority to set the date, time and place for the annual meeting of stockholders." Nev. Rev. Stat. Section 78.330(l). Similarly, Art. II, Section 2, as amended, of CSC's bylaws states that "[a]nnual meetings of the stockholders shall be held at such time and dates as the Board of Directors shall determine. CAI asks this Court to ignore this plain language and to force the CSC Board to schedule an annual meeting in August.

       CAI arrives at its conclusion that an annual meeting must be held in August through yet another tortured interpretation of the superseded version of Art. II, Section 2 which provided in relevant part:(12)


----------
(12) The current version of Art. II, Section 2 is clear that the Board has the authority to set the time and date for the annual meeting. It is not tied to any specific date. But even under the previous version of Art. II,
       Section 2, CSC's Board was the ultimate authority on when to hold an annual meeting.

       [a]n annual meeting of the stockholders shall be held on the second Monday in August, if not a legal holiday, and if a legal holiday, then on the next secular day following at 2:00 p.m., OR at such other time and date as the Board of Directors shall determine.

(emphasis added). According to CAI, this bylaw purportedly means that CSC's Board only has the authority to schedule the date of the annual meeting in the limited instance when the second Monday in August is a legal holiday. (Complaint at paragraph 38). This argument is fanciful at best.

       CAI disregards basic rules of grammar. The language in Art. II, Section 2, "if not a legal holiday, and if a legal holiday, then on the next secular day following at 2:00 p.m.," is a series of dependent clauses occurring within a sentence. As such, it must always be set-off by commas when it interrupts the flow of the sentence. William Strunk Jr. & E.B. White, The Elements of Style 2 (3rd. ed. 1979). The comma after "2:00 p.m." indicates the end of the dependent clauses and the resumption of the main thought of the sentence. Id. The result is that an annual meeting can be held either in August or at such other time and date as the Board determines.

       The conclusion that the Board has the authority to set the date of the annual meeting is reinforced by the case law. See, e.g., Hilton Hotels Corp. v. ITT Corp., 962 F. Supp. 1309, 1310-11 (D. Nev. 1997), aff'd 116 F.3d 1485 (9th
Cir. 1997). In Hilton, Hilton made a hostile tender offer and sought a preliminary injunction requiring the target, ITT Corp., to hold its annual meeting in May. ITT responded that it retained the discretion to set a later date, even if the decision to set the later date was in response to Hilton's tender offer. In denying Hilton's motion, the court noted that Nevada law did not require that ITT's annual meeting be conducted on a specific date. Id. at 1309. According to the court, section 78.345 requires only that an annual meeting occur not later than 18 months after the last annual meeting. Id. at 1310. Thus, Nevada's corporation law sets the outer limit of time that may pass between annual meetings, but it does not set the specific date the annual meeting must occur within this 18 month period.(13) That decision is


----------
(13) CSC's Board has not yet scheduled a date and time for the annual meeting nor has 18 months passed since the last annual meeting.

left to the Bylaws and the Board of Directors of a corporation. Nev. Rev. Stat.
Section 78.330(l). Here, even under the old version of Art. II, Section 2, it is clear that CSC's Board determines the date of the annual meeting and only if the Board does not exercise that discretion does August become the date for the meeting.

                                         VI.
                                      CONCLUSION


       For the foregoing reasons, CSC respectfully requests that this Court grant expedited treatment to the portions of the Complaint now on file that are not moot and enter an order: (1) granting expedited treatment of the SEC Filings Claims; (2) setting February 26, 1998 as the date for the filing of any amended complaint by CAI; (3) shortening the time periods applicable under Federal Rule of Civil Procedure 34; (4) setting March 6, 1998 as the date by which CAI will serve documents responsive to CAI's request; (5) granting CSC leave to notice in excess of ten depositions; and (6) setting a briefing schedule for CAI's motion.

DATED: February   ,1998.
                --

                                            WAYNE W. SMITH
                                            JOSEPH P. BUSCH, III
                                            DAVID A. BATTAGLIA
                                            THOMAS S. JONES
                                            ELIZABETH A. WARKE
                                            GIBSON, DUNN & CRUTCHER LLP

                                            C. STANLEY HUNTERTON
                                            TERRY JOHN CARE
                                            HUNTERTON & ASSOCIATES



                                            By:
                                               ---------------------------------
                                                        Terry John Care

                                                   Attorneys for Defendant
                                                   COMPUTER SCIENCES CORPORATION